EXHIBIT 99

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Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-7722
suzanne@blueshirtgroup.com

SMART Modular Technologies Reports Third Quarter Fiscal 2008 Results

Net Sales of $167.6 Million
Gross Profit of $27.8 Million

FREMONT, CA – June 19, 2008 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, solid state drives, embedded computing subsystems, and TFT-LCD display products, today reported financial results for the third quarter of fiscal 2008.

Third Quarter Fiscal 2008 Results:
•	Net Sales of $167.6 Million, up 2% from the previous quarter
•	Gross Profit of $27.8 Million, down 15% from the previous quarter
•	GAAP diluted EPS of ($0.18), vs. $0.18 in the previous quarter
•	Non-GAAP diluted EPS of $0.05, vs. $0.18 in the previous quarter

Net sales for the third quarter of fiscal 2008 were $167.6 million, up 2% compared to $164.5 million for the second quarter of fiscal 2008, and down 11% compared to $189.2 million for the third quarter of fiscal 2007.

Gross profit for the third quarter of fiscal 2008 was $27.8 million, down 15% compared to $32.8 million for the second quarter of fiscal 2008, and down 25% compared to $37.3 million for the third quarter of fiscal 2007.

GAAP net income for the third quarter of fiscal 2008 was ($11.0) million, or ($0.18) per share, compared to GAAP net income of $11.3 million, or $0.18 per diluted share for the second quarter of fiscal 2008, and $14.6 million, or $0.23 per diluted share for the third quarter of fiscal 2007.

Non-GAAP net income for the third quarter of fiscal 2008 was $3.0 million, or $0.05 per diluted share, compared to non-GAAP net income of $11.3 million, or $0.18 per diluted share for the second quarter of fiscal 2008, and $14.6 million, or $0.23 per diluted share for the third quarter of fiscal 2007.  Non-GAAP net income for the third quarter of fiscal 2008 excludes approximately $4.4 million, or $0.07 per diluted share related to the in-process R&D accounting charge associated with the acquisition of Adtron, and approximately $9.6 million, or $0.15 per diluted share related to an increase in our tax provision necessary to fully reserve U.S.-based deferred tax assets on the balance sheet.    While the Company generated profits from the U.S. portion of its business in fiscal years 2006 and 2007, the Company is now projecting a loss from its U.S. business in fiscal 2008, resulting in a cumulative loss for its U.S. business for fiscal years 2006 through 2008 and necessitating the tax provision increase.  However, on a worldwide, consolidated basis, the Company projects a profit for fiscal 2008.  Please refer to the “Non-GAAP Information” below for further detail.

SMART ended the third quarter of fiscal 2008 with $117.3 million in cash and cash equivalents, compared to $155.0 million at the end of the second quarter of fiscal 2008, principally due to the cash used to acquire Adtron.

“As we announced in our press release of May 20, 2008, our results this quarter were primarily impacted by the prolonged effect of the difficult pricing environment faced by the DRAM industry over the past several quarters and the resulting loss of lower density memory module sales to certain semiconductor companies,” commented Iain MacKenzie, President and CEO of SMART.  “With the recent introduction of AMD’s Barcelona platform, and the expected release of Intel’s Nehalem-based platform early next year, we are now seeing demand materialize for qualification samples of our high density 8GB memory modules.  We believe that we’ll have a strong position in the ramp-up of this business because of our broad product portfolio of high density memory modules and the expected narrowing of the price/performance gap between 2 to 4 GB modules and 8GB modules. We remain focused on high value-add solutions across a full spectrum of DRAM module businesses where we can leverage our technical expertise and global manufacturing capabilities, a strategy that has served us well during this challenging time in the DRAM market.”

“Beyond our core memory business, in the third fiscal quarter, we grew our non-DRAM business. For the third fiscal quarter, sales of our non-DRAM products increased to 19% of total net sales.  Our acquisition of Adtron, which closed in March, positions us to excel in the fast growing segment of the solid state storage (SSD) market, which is a key part of our overall growth and diversification strategy. In particular, we announced in April the release of our industrial-grade 2.5-inch SSD with Adtron. With the latest 8Gb Flash technology, these new drives enable us to deliver an even wider range of industrial-grade applications targeted for the defense and industrial markets.  In addition, they provide a foundation for higher performance SSDs that we expect to release in the coming months.  SMART’s Display and Embedded products continued to gain traction, particularly in the kiosk and signage markets with high interest and continued testing of our newly available samples of the new XceedPC/Dx family of embedded computers.  We believe that this positive customer interaction substantiates that the feature set and price positioning of the XceedPC/Dx resonate with customers in our target market segments,” continued Mr. MacKenzie.

“We remain confident in our ability to execute on our growth and diversification strategies and believe we are positioned well for the long term due to our leadership position in the high end, high value memory module business, a recovery of the DRAM market, and continued traction in our non-DRAM business,” concluded Mr. MacKenzie.

Business Outlook

The following statements are based upon management's current expectations.  These statements are forward-looking, and actual results may differ materially.  The Company undertakes no obligation to update these statements.

For the fourth quarter of fiscal 2008, SMART estimates net sales will be in the range of $160 to $170 million, gross profit will be in the range of $27 to $29 million, and GAAP diluted net income per share will be in the range of $0.06 to $0.07.  The shares used in computing diluted net income per ordinary share are estimated to be in the range of 63.4 million to 64.0 million.

Conference Call Details

SMART’s third quarter, fiscal 2008 teleconference and webcast is scheduled to begin at 1:30 p.m. Pacific Daylight Time (PDT), or 4:30 p.m. Eastern Daylight Time (EDT), on Thursday, June 19, 2008.  The call may be accessed U.S. toll free by calling (800) 218-8862 or U.S. toll by calling (303) 262-2050.  Please join the conference call at least ten minutes early in order to register.  The passcode for the call is “SMART”.  SMART will also offer a live and archived webcast of the conference call, accessible from the Company’s website at www.smartm.com.  A telephonic replay of the conference call will be available through midnight PDT, July 3, 2008, by dialing (800) 405-2236 and enter the passcode 11115129#.  Callers outside the U.S. and Canada may access the replay by dialing (303) 590-3000.

Forward-Looking Statements

Statements contained in this press release, including the quotations attributed to Mr. MacKenzie, that are not statements of historical fact, including any statements that use the words "will," "believes," "anticipates," "estimates," "expects," "intends" or similar words that describe the company's or its management's future plans, objectives, or goals, are "forward-looking statements" and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those related to the Company's financial performance, technical capabilities, business strategies and product plans, and the market for the Company’s products.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the post-closing integration of the businesses and product lines of SMART and Adtron, production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in product prices and raw material costs, dependence upon third-party vendors, customer demand, changes in industry standards or release plans, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2007, its Form 10-Q for the quarter ended November 30, 2007, Form 10-Q for the quarter ended February 29, 2008, and its Form 10-Q for the quarter ended May 30, 2008, to be filed with the SEC. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. The Company cannot predict such factors, nor can it assess the impact, if any, from such factors on the company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release, including non-GAAP net income and non-GAAP diluted net income per ordinary share.  Non-GAAP financial results do not include restructuring costs, impairment charges and other infrequent or unusual items.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance.  By excluding these charges, as well as the related tax effects, our non-GAAP results provide information to management and investors that is useful in assessing SMART’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period.  These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods.  The presentation of this additional information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures, which are included below.

(Unaudited)
(In thousands)

	Three Months Ended May 30, 2008	Three Months Ended June 1, 2007	Nine Months Ended May 30, 2008	Nine Months Ended June 1, 2007
Net (loss) income	$(11,003)	$14,556	$13,347	$43,066
Add:
Deferred tax assets valuation allowance increase, net of tax	9,630	—	9,630	—
One-time in-process R&D charge related to Adtron acquisition, (no tax effect)	4,400	—	4,400	—
Non-GAAP net income	$3,027	$14,556	$27,377	$43,066

Non-GAAP diluted net income per ordinary share	$0.05	$0.23	$0.43	$0.68
Shares used in computing diluted net income per ordinary share	63,449	63,894	63,606	63,725

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Through its subsidiary, Adtron Corporation, SMART offers high performance, high capacity solid state drives for enterprise, defense/aerospace, industrial automation, medical, and transportation markets. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure, and network processing applications. SMART's Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART's presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended May 30, 2008	Three Months Ended June 1, 2007	Nine Months Ended May 30, 2008	Nine Months Ended June 1, 2007
	(In thousands, except per share data)
Net sales (1)	$167,615	$189,247	$509,485	$675,958
Cost of sales (1) (2)	139,803	151,941	413,846	559,591
Gross profit	27,812	37,306	95,639	116,367
Research and development	5,418	4,107	14,727	12,597
Selling, general and administrative	15,393	14,207	44,785	45,217
In-process research and development charge	4,400	—	4,400	—
Total operating expenses	25,211	18,314	63,912	57,814
Income from operations	2,601	18,992	31,727	58,553
Interest expense, net	(1,468)	(1,775)	(3,819)	(6,198)
Other income, net	255	696	2,050	360
Total other expense, net	(1,213)	(1,079)	(1,769)	(5,838)
Income before provision for income taxes	1,388	17,913	29,958	52,715
Provision for income taxes	12,391	3,357	16,611	9,649
Net income (loss) (2)	$(11,003)	$14,556	$13,347	$43,066
Net income (loss) per ordinary share, basic	$(0.18)	$0.24	$0.22	$0.73
Shares used in computing basic net income (loss) per ordinary share	61,027	60,015	60,864	59,359
Net income (loss) per ordinary share, diluted	$(0.18)	$0.23	$0.21	$0.68
Shares used in computing diluted net income (loss) per ordinary share	61,027	63,894	63,606	63,725

(1) The consolidated statements of operations for the nine months ended June 1, 2007 and May 30, 2008 have been revised to increase both net sales and cost of sales by $13,173 thousand and $7,353 thousand, respectively, to correct immaterial classification errors in fiscal years 2007 and 2008.  The consolidated statement of operations for the three months ended June 1, 2007 has been revised to increase both net sales and cost of sales by $2,768 thousand to correct immaterial classification errors for that period.

(2) The consolidated statements of operations for the nine months ended June 1, 2007 and May 30, 2008 have been revised to reflect decreases of $360 thousand and $1,594 thousand, respectively, in cost of sales to correct immaterial errors in fiscal years 2007 and 2008.  The consolidated statement of operations for the three months ended June 1, 2007 has been revised to reflect a decrease of $372 thousand in cost of sales to correct immaterial errors for that period.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 30, 2008	August 31, 2007
	(In thousands)
ASSETS
Cash and cash equivalents	$117,299	$144,147
Accounts receivable, net of allowances of $1,733 and $2,253 as of May 30, 2008 and August 31, 2007, respectively	186,437	184,391
Inventories	68,028	65,105
Prepaid expenses and other current assets	11,088	8,217
Total current assets	382,852	401,860
Property and equipment, net	38,927	33,588
Goodwill	9,471	3,187
Other non-current assets	13,362	14,442
Total assets	$444,612	$453,077
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable (1)	$99,647	$127,203
Accrued expenses and other current liabilities	17,731	24,043
Total current liabilities	117,378	151,246
Long-term debt	81,250	81,250
Other long-term liabilities	1,583	-
Total liabilities	200,211	232,496
Shareholders’ equity:
Ordinary shares	10	10
Additional paid-in capital	98,388	92,250
Deferred stock-based compensation	(162)	(335)
Accumulated other comprehensive income	10,016	6,083
Retained earnings (1)	136,149	122,573
Total shareholders’ equity	244,401	220,581
Total liabilities and shareholders’ equity	$444,612	$453,077

(1) The consolidated balance sheet as of August 31, 2007 has been revised to reflect a decrease of $4,734 thousand in accounts payable and a corresponding increase in retained earnings to correct immaterial errors related to an over-accrual of accounts payable for fiscal year 2007.

END